UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Universal Forest Products, Inc.

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SOLICITATION OF PROXIES
VOTING AT THE MEETING
VOTING SECURITIES
ELECTION OF DIRECTORS
CORPORATE GOVERNANCE AND BOARD MATTERS
RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2011
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM — DISCLOSURE OF FEES
ADVISORY VOTE ON EXECUTIVE COMPENSATION
ADVISORY VOTE ON THE FREQUENCY OF SHAREHOLDER VOTES ON EXECUTIVE COMPENSATION
OWNERSHIP OF COMMON STOCK
SECURITIES OWNERSHIP OF MANAGEMENT
PERSONNEL AND COMPENSATION COMMITTEE REPORT
AUDIT COMMITTEE REPORT
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
RELATED PARTY TRANSACTIONS
AVAILABILITY OF FORM 10-K
SHAREHOLDER PROPOSALS
HOUSEHOLDING OF PROXY MATERIALS

Universal Forest Products, Inc.
2801 East Beltline NE
Grand Rapids, MI 49525
Notice of Annual Meeting
     The Annual Meeting of Shareholders of Universal Forest Products, Inc. will be held at the Company’s Technology and Training Building, 2880 East Beltline Lane NE, Grand Rapids, MI 49525, on Wednesday, April 13, 2011, at 8:30 a.m. local time (registration begins at 8:00 a.m.) for the following purposes:
(1)	Election of three directors for three year terms expiring in 2014.

(2)	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2011.

(3)	To consider an advisory vote on executive compensation.

(4)	To consider an advisory vote on the frequency of shareholder advice on executive compensation.

(5)	The transaction of such other business as may properly come before the meeting or any adjournment thereof.
     Shareholders of record at the close of business on February 15, 2011, are entitled to notice of and to vote at the meeting. To vote by telephone, shareholders of record may call toll free on a touch-tone telephone, 1-800-690-6903, enter the control number located on their Notice, and follow the recorded instructions. To vote on the Internet, shareholders of record may go to the Internet address http://www.proxyvote.com, enter the control number located on their Notice, and follow the instructions provided.
BY ORDER OF THE BOARD OF DIRECTORS
Matthew J. Missad, Secretary
March 2, 2011
Your vote is important. Even if you plan to attend the meeting,
PLEASE VOTE YOUR PROXY PROMPTLY.

Universal Forest Products, Inc.
2801 East Beltline NE
Grand Rapids, MI 49525
Annual Meeting of Shareholders
April 13, 2011
Proxy Statement
SOLICITATION OF PROXIES
This Proxy Statement and the enclosed proxy are being furnished to holders of common stock, no par value, of Universal Forest Products, Inc. (the “Company”). Our Board of Directors (the “Board”) is soliciting proxies for use at our Annual Meeting of Shareholders to be held on April 13, 2011, and at any adjournment of that meeting, at our Technology and Training Building, 2880 East Beltline Lane NE, Grand Rapids, MI 49525, at 8:30 a.m. local time. Registration for the meeting begins at 8:00 a.m.
VOTING AT THE MEETING
If the enclosed Proxy is properly signed and returned, the shares represented by the proxy will be voted at our Annual Meeting of Shareholders and at any adjournment of the meeting. If a shareholder specifies a choice, the proxy will be voted as specified. If no choice is specified, the shares represented by the proxy will be voted for the election of all nominees named in the Proxy Statement, for the ratification of the appointment of our independent registered public accounting firm, for approval of our executive compensation, for the approval of an advisory vote every three years on executive compensation, and in accordance with the judgment of the persons named as proxies with respect to any other matter which may come before the meeting.
This year, in accordance with the rules promulgated by the Securities and Exchange Commission, we have elected to use the Internet as our primary means of providing our proxy materials to our shareholders. Unless requested, shareholders will not receive paper copies of our proxy materials. Instead, we will mail to our shareholders a Notice of Internet Availability of Proxy Materials with instructions for accessing our proxy materials and for voting via the Internet or telephone. The Notice of Internet Availability of Proxy Materials will also provide information on how shareholders may obtain paper copies of proxy materials free of charge, if they so choose.
Returning your completed proxy will not prevent you from voting in person at our Annual Meeting of Shareholders, if you wish to do so. In addition, you may revoke your proxy at any time before it is voted, by written notice to our secretary prior to our Annual Meeting of Shareholders, by submission of a later-dated proxy, or by the withdrawal of your proxy and voting in person at our Annual Meeting of Shareholders.

The cost of the solicitation of proxies will be paid by our Company. In addition to the use of the United States Postal Service, proxies may be solicited personally, by telephone, by facsimile, or by electronic mail by our employees who will not receive additional compensation for soliciting proxies. We do not intend to pay any compensation for the solicitation of proxies, except that we will reimburse brokers, nominees, custodians, and other fiduciaries for their expenses in connection with sending materials to beneficial owners and obtaining their proxies.
VOTING SECURITIES
Holders of record of common stock at the close of business on February 15, 2011, will be entitled to vote at our Annual Meeting of Shareholders. As of February 15, 2011, there were 19,516,826 shares of common stock outstanding. The presence in person or by proxy of at least 51% of such shares constitutes a quorum. A shareholder is entitled to one vote for each share of common stock registered in the shareholder’s name at the close of business on February 15, 2011. Under Michigan law, abstentions are treated as present and entitled to vote and therefore have the effect of a vote against the matter. A broker non-vote on a matter is considered not entitled to vote on that matter and, therefore, is not counted in determining whether a matter requiring approval of a majority of the shares present and entitled to vote has been approved. A broker non-vote occurs when a shareholder holds his or her stock through a broker and the broker does not vote those shares. This usually occurs because the broker has not received timely voting instructions from that shareholder and the broker does not have the discretionary voting power for the particular item upon which the vote is taken. Votes cast at the meeting or submitted by proxy will be counted by inspectors of the meeting appointed by our Company. There is no right to cumulative voting on any matter.
ELECTION OF DIRECTORS
Our Board presently consists of ten members. These members are divided into three classes, as equal in number as possible, with the classes to hold office for staggered terms of three years each. Our Board has nominated incumbent directors John W. Garside, Gary F. Goode, and Mark A. Murray to three-year terms expiring at our 2014 Annual Meeting of Shareholders.
The persons named as proxy holders in the accompanying proxy will vote for the above-named nominees, unless a shareholder directs them differently on a proxy card. If a nominee is not available for election as a director at the time of the Annual Meeting of Shareholders (a situation which is not now anticipated), the Board may designate a substitute nominee, and the accompanying proxy will be voted for the substituted nominee.

A vote of the shareholders holding a plurality of the shares present in person or represented by proxy is required to elect directors. Accordingly, the three individuals who receive the greatest number of votes cast at the meeting will be elected as directors.
The Board of Directors recommends a vote FOR the election of each person nominated by the Board.
The following table provides certain biographical information for each person who is nominated for election as a director at our Annual Meeting of Shareholders and for each person who is continuing as an incumbent director.

Names, (Ages), Positions, and Backgrounds
of Directors and Nominees	Service as a Director

Nominees for Terms Expiring in 2014

John W. Garside (71) is President and Treasurer of Woodruff Coal Company of Kalamazoo, Michigan. Mr. Garside is a former commissioner for the Michigan Department of Transportation.

Mr. Garside has nearly 50 years of business and management experience with full bottom-line responsibilities. He has dealt extensively with transportation issues in both the private and public sector. He has a unique understanding and perception on energy costs, energy policy, and resource management. Mr. Garside’s institutional knowledge and experience, based on his 17 years as a member of our Company’s Board, is a valuable asset to our Company.
Director since 1993. Member of Personnel and Compensation Committee. Member of Nominating and Corporate Governance Committee.

Gary F. Goode (66) retired from Arthur Andersen LLP in March 2001 after 29 years. Since his retirement, Mr. Goode has worked as an independent consultant, and has served as Chairman of Titan Sales and Consulting LLC since January 2004. Mr. Goode has been on the Board of Directors of Gentex Corporation since 2003 and serves on its Audit, Compensation, and Nominating Committees. Mr. Goode is also on the Advisory Board of the Business School at Western Michigan University.
Director since 2003. Chairman of Audit Committee.

Mr. Goode is a financial expert, as defined by the SEC. Through 29 years as a Certified Public Accountant, he gained valuable insight into a wide variety of businesses including manufacturing, retail, and distribution. His financial acumen, coupled with these varied business experiences, provides a great frame of reference for successful business practices at other companies. His working career also gives him extensive experience working with companies whose securities are registered with the SEC.

Mark A. Murray (56) has served as President of Meijer, Inc., a regional retail chain, since 2006. From 2001 to 2006, he was the President of Grand Valley State University. He also served as Treasurer for the State of Michigan from 1999 to 2001 and Vice President of Finance and Administration for Michigan State University from 1998 to 1999. Mr. Murray received his B.S. in economics and his M.S. in labor and industrial relations from Michigan State University.
Director since 2004. Chairman of Nominating and Corporate Governance Committee. Member of Audit Committee.

Names, (Ages), Positions, and Backgrounds
of Directors and Nominees	Service as a Director

In addition to his service on our Board, he is a director for DTE Energy and serves on its Finance Committee and Public Relations Committee, and a director or trustee of many community and professional organizations.

Mr. Murray is a financial expert, as defined by the SEC. His qualifications to sit on our Board include his experience as president of a major Michigan-based corporation and his experience as a university president and a State of Michigan government official. He also has extensive experience in financial accounting matters for complex organizations, strategic planning and corporate development, combined with strong skills in corporate finance, sales and marketing, and government relations and public policy. He also has experience serving as a director of another publicly-traded corporation.

Incumbent Directors — Terms Expiring in 2012

Dan M. Dutton (63) is Chairman of the Board of Stimson Lumber Company of Portland, Oregon with whom he has been affiliated since 1988.	Director since 2003. Member of Audit Committee. Lead Director.

As former Chief Executive Officer and the current Chairman of a company involved in the lumber and building products industry, Mr. Dutton has a wealth of industry knowledge and understanding of the market forces which impact our Company. His extensive experience in the lumber market is an invaluable resource for our Company.

William R. Payne (57) is Chief of Staff of Amway, Inc. of Ada, Michigan, a position he has held since November 1999.	Director since 2008. Member of Nominating and Corporate Governance Committee. Member of Personnel and Compensation Committee.

Mr. Payne’s experience in a large global enterprise, is a significant resource for management to draw from when considering sourcing and expansion possibilities. Mr. Payne’s leadership position in a large organization allows him to provide valuable guidance in connection with our growth strategy.

Louis A. Smith (71) is President of the law firm of Smith and Johnson, Attorneys, P.C., of Traverse City, Michigan and serves as a member of the Advisory Council for the University of Notre Dame Law School. Mr. Smith served on The State Board of Law Examiners, upon nomination by the Michigan Supreme Court and by gubernatorial appointment.
Director since 1993. Member of Audit Committee. Member of Personnel and Compensation Committee.

Mr. Smith utilizes his 46 years in the active practice of law to assist our Company’s evaluation of legal and strategic risks. He has significant business ownership expertise, including in-depth experience with regulated industries such as banking and oil and gas. He has tremendous institutional knowledge and experience based on his 17 years as a member of our Board.

Names, (Ages), Positions, and Backgrounds
of Directors and Nominees	Service as a Director

Incumbent Directors — Terms Expiring in 2013

William G. Currie (63) is Chairman of the Board of our Company. He joined our Company in 1971, serving as a salesman, general manager, vice president, and executive vice president. He was the Chief Executive Officer of our Company from 1989 to 2006, and on January 1, 2000, also became Vice Chairman of the Board. On April 19, 2006, he was named Chairman of the Board and served as an employee with the title of Executive Chairman until he retired from our Company on July 20, 2009. Mr. Currie has been on the board of Forestar Real Estate Group Inc. since 2008 and serves on its Compensation Committee.
Director since 1978.

During his tenure with our Company, Mr. Currie created and, to this day, maintains extremely valuable relationships with many in the lumber and building materials industry. He has an in-depth under- standing of our Company’s supply chain and customer base, which makes him an important asset to management in assessing growth and strategic objectives.

John M. Engler (62) became President of the Business Round- table on January 15, 2011. He was President and Chief Executive Officer of the National Association of Manufacturers from October 2004 until he took over as head of the Business Roundtable. He was President of State and Local Government Business and Vice President of Government Solutions for North America for EDS in Herndon, Virginia from February 2003 to September 2004. He served as Governor of the State of Michigan from 1991 to 2003. Mr. Engler has served on the board of Munder Capital Management since 2003 and on the board of Delta Airlines since 2008. He served on the board of Northwest Airlines from 2003 until 2008.
Director since 2003. Member of Nominating and Corporate Governance Committee. Member of Personnel and Compensation Committee.

Mr. Engler’s law degree, coupled with his experience in successfully leading the State of Michigan for 12 years, gives him a unique capacity to understand complex issues and to simplify them in an efficient and effective manner. As President of the Business Roundtable, Mr. Engler leads an association of chief executive officers of leading U.S. companies with nearly $6 trillion in annual revenue and more than 12 million employees. His work on issues ranging from tax and trade to corporate governance and regulatory policy allows him to continue to be a key contributor as a director.

Michael B. Glenn (59) is Chief Executive Officer of our Company. He joined our Company in 1974, serving as a salesman, vice president, senior vice president, and divisional president. He was named President of our Company in 2000, and on July 1, 2006, became Chief Executive Officer.
Director since 2006.

Mr. Glenn has a wealth of knowledge of the lumber industry and is steeped in the successful culture of our Company. He has been involved in all aspects of our business and offers great insight into the successful operation of our Company.

Names, (Ages), Positions, and Backgrounds
of Directors and Nominees	Service as a Director

Bruce A. Merino (57) retired from The Home Depot in 2009, after 25 years with the company. At the time of his retirement, he was Senior Vice President of Merchandising and President of The Home Depot’s Expo Design Center. Mr. Merino sits on the City of Hope’s Home Improvement Board Council and is its chair.
Director since 2009. Chairman of Personnel and Compensation Committee. Member of Nominating and Corporate Governance Committee.

Mr. Merino has been able to utilize his 38 years of experience in the home improvement industry to assist our Company in strategy and operations for our DIY market. Mr. Merino understands the procurement and marketing operations of big box retailers, which is very valuable to our Company.

CORPORATE GOVERNANCE AND BOARD MATTERS
Our Board is committed to sound and effective corporate governance practices. To assist in these practices, the Board has appointed three standing committees: the Audit Committee, the Nominating and Corporate Governance Committee, and the Personnel and Compensation Committee. Each of these committees has a written charter, the current versions of which are available for review on our website at www.ufpi.com under the tab “Investor Relations.”
Code of Business Conduct and Ethics and Code of Ethics for Senior Financial Officers
We have adopted a Code of Business Conduct and Ethics that applies to our employees, officers, and directors. We have also adopted a Code of Ethics for Senior Financial Officers. Each Code is posted on our website, and any changes or waiver to either Code will be disclosed on our website at www.ufpi.com under the tab “Investor Relations.”
Affirmative Determination Regarding Director Independence and Other Matters
Our Board has determined each of the following directors to be an “independent director,” as such term is defined in Marketplace Rule 4200(a)(15) of the National Association of Securities Dealers (the “NASD”): Dan M. Dutton, John M. Engler, John W. Garside, Gary F. Goode, Bruce A. Merino, Mark A. Murray, William R. Payne, and Louis A. Smith. There are no family relationships between or among the directors and our executive officers.
To assist our Board, the Nominating and Corporate Governance Committee reviewed the applicable legal standards for director and Board committee independence, as well as the criteria applied to determine “audit committee financial expert” status and the answers to annual questionnaires completed by each of the directors. On the basis of this review, the Nominating and Corporate Governance Committee delivered a report to the full Board, and the Board made its independence and “audit committee financial expert” determinations based upon that report and each member’s review of the information made available to the Nominating and Corporate Governance Committee.
The effectiveness of each of our directors is monitored through the use of an annual assessment. The Board does not have a mandatory retirement age policy. We believe that the ability of a Board member to add value to our Company is not dependent on age; rather, it is based on the director’s actual performance. As a result, we expect that some directors will not serve until a typical retirement age, while others may serve longer.
Committees
Audit Committee. Each member of the Audit Committee is “independent,” as that term is defined by Rule 4200(a)(15) of the Nasdaq Listing Standards as well as the applicable rules of the Securities Exchange Commission for audit committee membership. Our Board has determined that Mr. Goode and Mr. Murray each qualify as an “audit committee financial expert,” as defined in Item 407(d) of Regulation S-K of the Securities Exchange Act of 1934 (the “Exchange Act”). The full responsibilities of the Audit Committee are set forth in the Audit Committee Charter. In general, the primary purpose of this Committee is to assist the Board in overseeing management’s conduct of our financial reporting processes and system of internal controls regarding finance, accounting, legal compliance, and ethics. During 2010, the Audit Committee held five meetings.
Personnel and Compensation Committee. Each member of this Committee is independent, as that term is defined by the Nasdaq Listing Standards. The Committee is responsible for reviewing and recommending to the Board the timing and amount of compensation for key employees, including salaries, bonuses, and other benefits, as well as director compensation. This Committee is also responsible for administering our stock option and other equity-based incentive plans, and reviewing compensation plans and awards as they relate to key employees. The Committee has the authority to retain consultants and third-party advisors for assistance and has done so at its discretion. The Committee has the ultimate authority to determine matters of executive compensation; however, it may rely upon recommendations by our Chief Executive Officer for matters of compensation for officers and Named Executives, other than the Chief Executive Officer. Additional information on the Committee’s role and practices involving executive compensation is described in the Compensation Discussion and Analysis in this Proxy Statement. The full responsibilities of the Personnel and Compensation Committee are set forth in its Charter. During 2010, the Personnel and Compensation Committee held three meetings.
Nominating and Corporate Governance Committee. Each member of the Nominating and Corporate Governance Committee is “independent,” as that term is defined by the Nasdaq Listing Standards. The Nominating and Corporate Governance Committee considers and proposes director nominees for election at the Annual Meeting of Shareholders, selects candidates to fill Board vacancies as they may occur, makes recommendations to the Board regarding Board committee memberships, reviews the Chief Executive Officer succession planning, generally monitors our corporate governance system, and performs any other functions or duties deemed appropriate by the Board. The full responsibilities of the Nominating and Corporate Governance Committee are set forth in its Charter. During 2010, the Nominating and Corporate Governance Committee held two meetings.
Shareholder Nominees for Director. Our Articles of Incorporation contain certain procedural requirements applicable to shareholder nominations of directors. A shareholder who wishes to nominate a person to serve as a director must provides us with written notice. The notice must include: (1) the name and address of both the shareholder who intends to make the nomination and the person or persons nominated; (2) a representation that the shareholder is a current holder of record, will continue to hold those shares through the date of the meeting, and intends to appear in person or by proxy at the meeting; (3) a description of all arrangements between the shareholder and each nominee; (4) the information regarding each nominee as would be required to be included in a proxy statement filed under Regulation 14A of the Exchange Act had the nominee been nominated by the Board; and (5) the consent of each nominee to serve as director. The nominee’s written consent to the nomination and sufficient background information on the candidate must be included to enable the Nominating and Corporate Governance Committee to make proper assessments as to his or her qualifications. Nominations must be addressed to the Chairman of the Nominating and Corporate Governance Committee at our headquarters, and must be received no fewer than 60 days but not more than 90 days prior to our Annual Meeting of Shareholders. The Nominating and Corporate Governance Committee may also make its own search for potential candidates that may include candidates identified by a variety of means as deemed appropriate by the Committee.
Director Qualifications and Requirements. The Nominating and Corporate Governance Committee has not yet established specific minimum age, education, years of business experience, or specific types of skills for director nominees, but, in general, expects qualified candidates will have ample experience and a proven record of business success and leadership. The Committee requires that each member of our Board have the highest professional ethics, integrity, and values, and will consistently exercise sound and objective business judgment. In addition, it is anticipated that our Board, as a whole, will have individuals with significant, appropriate senior management and leadership experience, a comfort with technology, a long-term, strategic and global perspective, and the ability to advance constructive debate. It is important for our Board, as a whole, to operate in an atmosphere in which the chemistry among the individuals is healthy and promotes the aforementioned criteria.
Our Board believes that shareholders’ best interests are served by Board members who provide sound business advice to management and who adhere to the principles and values on which the business was founded and operates. Among the most important of these core principles are perpetuating a culture of innovation, timely decisions, personal responsibility and accountability, and rewarding employees for their success. Board members who have independent business knowledge, understand how to manage and motivate people, provide complementary skills to other Board members, and who can work effectively and productively with other Board members are critical to success. Our Board also considers diversity in its identification of director candidates. Diversity in business and professional experience, education, and background benefits our Company by increasing the range of skills and perspectives available to our Board. Director nominees are selected without regard to race, gender, religious belief, or national origin. Our Board believes that adherence to these principles will provide an environment and practices that will yield the best return for our Company’s shareholders.
Upon receipt of a shareholder proposal for a candidate, the Chairman of the Nominating and Corporate Governance Committee will assess the Board’s needs. He will determine whether there is a current or pending vacancy or a possible need to add or replace a director, and, if appropriate, will develop a director profile by comparing the current state of Board characteristics with the desired state and the proposed candidate’s qualifications. The profile and the candidate’s submitted information then will be provided to the Chairman of the Board and Chief Executive Officer for discussion. Following this discussion, the profile and the candidate’s materials will be forwarded to all Nominating and Corporate Governance Committee members, and consideration of the candidate will be added as an agenda item for the next Committee meeting.
Similarly, if at any time the Nominating and Corporate Governance Committee or the Board determines there is a need to add or replace a director, the Nominating and Corporate Governance Committee or the Board will develop a director profile by comparing the current state of Board characteristics with the desired state. The profile and the candidate’s submitted information then will be provided to the Chairman of the Board and Chief Executive Officer for discussion. If no candidates are apparent from any source, the Committee will determine the appropriate method to conduct a search.
The Committee has, to date, not paid any third-party fees to assist in identifying and evaluating nominees. The Committee has not received any recommended nominations from any of our shareholders in connection with our 2011 Annual Meeting of Shareholders. Each nominee standing for election as a director at our 2011 Annual Meeting of Shareholders is an incumbent director.
Communications with the Board
Generally, shareholders who have questions or concerns regarding our Company should contact our Investor Relations Department at 800-598-9663. However, any shareholder who wishes to address questions regarding the business or affairs of our Company directly with the Board or any individual director, should direct his or her questions in writing to the Secretary of the Board at 2801 East Beltline NE, Grand Rapids, MI 49525. The Secretary has been directed to promptly forward all communications to the full Board or the specific director indicated in the letter.
Meeting Attendance
Each director is expected to make a reasonable effort to attend all meetings of our Board, applicable committee meetings, and the Annual Meeting of Shareholders. All of our directors attended our 2010 Annual Meeting of Shareholders. During the last fiscal year, there were four regular meetings of the Board and one meeting via conference telephone call, and the Board took action by unanimous written consent on seven occasions. Each director attended at least 75% of the Board and Committee meetings for which they were eligible to attend. During fiscal 2010, the independent members of our Board met in executive session, without the presence of management, on four occasions.

Leadership Structure and the Board’s Role in Risk Oversight
William G. Currie, our current chairman, was formerly our Company’s chief executive officer and currently does not qualify as an independent director. Because our Board regularly holds sessions of its meetings that are exclusively attended by independent directors, the independent members of our Board determined that Dan M. Dutton would be named Lead Director. His role is to chair the meetings of independent directors, to communicate actions requested by the independent directors, and to serve as a liaison between the independent directors and the Chief Executive Officer. We also believe that the governance of our Board, as currently constituted, is more effective by separating the offices of Chairman of the Board and our Chief Executive Officer.
Our Board of Directors, through its three committees, has an advisory role in risk oversight for our Company. Company management maintains primary responsibility for the risk management of our Company. The current trends toward increased regulation, litigation, and political volatility make it extremely difficult to predict the type and magnitude of risks facing our Company. In spite of this unpredictability, our Board relies on the representations of management, the external audit of the financial information, our Company’s systems of internal controls, our Company’s insurance advisors, and the historically conservative practices of our Company to provide comfort on our Company’s ability to manage its risks. Management’s discussion of current risk factors are set forth in our Company’s Annual Report on Form 10-K.
RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2011
The Audit Committee has selected Ernst & Young LLP (“E&Y”) as our independent registered public accounting firm for the fiscal year ending December 31, 2011. The services provided to our Company and our shareholders by E&Y for 2010 are described below under the caption “Independent Registered Public Accounting Firm — Disclosure of Fees.”
We are asking our shareholders to ratify the selection of E&Y as our independent registered public accounting firm. Although ratification is not legally required, the Board is submitting the selection of E&Y to our shareholders for ratification as a matter of good corporate governance. Representatives of E&Y are expected to be present at the Annual Meeting of Shareholders to respond to appropriate questions and to make such statements as they may desire.
The affirmative vote of the holders of the majority of the shares represented in person or by proxy and entitled to vote on this item will be required for approval. Broker non-votes will not be treated as votes cast in this matter; shares voted as abstentions will be counted as votes cast and therefore will have the effect of a negative vote.
If our shareholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee and the Board. Even if the selection is ratified, the Audit Committee,

at its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of our Company and our shareholders.
The Board of Directors recommends a vote for this proposal to ratify the appointment of E&Y as our Company’s independent registered public accounting firm for fiscal 2011.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM — DISCLOSURE OF FEES
E&Y served as our independent registered public accounting firm for the fiscal years ended December 26, 2009 and December 25, 2010. The following sets forth the fees we paid to E&Y for the last two fiscal years, all of which were pre-approved by the Audit Committee.

	2010	2009
Audit Fees	$425,000	$425,000
Audit Related Fees(1)	0	5,000
Tax Fees(2)	146,499	181,202
All Other Fees	0	0

Total	$571,499	$611,202

(1)	Consists primarily of financial statement audits of employee benefit plans.

(2)	Consists primarily of U.S. federal, state, and local tax consulting and compliance advice along with tax advice and assistance regarding statutory, regulatory, or administrative developments in the United States, Canada, or Mexico, including a federal research and development tax credit study.
Audit Committee Pre-Approval Policy. The Audit Committee has established a pre-approval policy and procedures for audit, audit-related, and tax services that can be performed by our independent registered public accounting firm. The policy sets out the specific services that must be pre-approved by the Audit Committee, and places limitations on the scope of these services while ensuring that the independence of the auditors to audit our financial statements is not impaired. The policy prohibits us from retaining E&Y for services which are proscribed by rules of the Securities and Exchange Commission. In addition, the policy requires disclosure of non-audit services performed by our auditors. The pre-approval policy does not include a delegation of the Audit Committee’s responsibilities and authority under the policy.

ADVISORY VOTE ON EXECUTIVE COMPENSATION
Recently enacted federal legislation (Section 15A of the Exchange Act) requires that we include in this Proxy Statement a non-binding shareholder vote on our executive compensation, as described in this Proxy Statement (commonly referred to as “Say-on-Pay”), and a non-binding shareholder vote to advise on whether the Say-on-Pay vote should occur every one, two, or three years.
We seek your advisory vote on our executive compensation programs. We ask that you support the compensation of our Named Executives, as disclosed in the Compensation Discussion and Analysis section and the accompanying tables contained in this Proxy Statement. Because your vote is advisory, it will not be binding on our Board. However, our Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.
Our Company has had a long-standing tradition of delivering performance results for our shareholders, customers, and the community. Because compensation of our executives has been closely linked to Company performance, our executive compensation programs have played a major role in our ability to drive strong financial results and attract and retain a highly experienced, successful team to manage our Company. Even with the dramatic financial downturn in the global economy, our Company has remained profitable.
We believe our executive compensation programs are structured in the best manner possible to support our Company and our business objectives, as well as to support our culture and traditions that have been around for over 55 years.
•	Our compensation programs are substantially tied into our key business objectives and the success of our shareholders. If the value we deliver to our shareholders declines, so does the compensation we deliver to our executives.

•	We closely monitor the compensation programs and pay levels of executives from companies of similar size and complexity, so that we may ensure our compensation programs are within the norm of a range of market practices.

•	Our Committees, Chairman, and Chief Executive Officer engage in a talent review process annually to address succession and executive development for our Chief Executive Officer and other key executives.
Accordingly, our Board of Directors recommends that you vote in favor of the following resolution:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby APPROVED.”
The Board of Directors recommends a vote “for” this proposal.

ADVISORY VOTE ON THE FREQUENCY OF SHAREHOLDER VOTES ON EXECUTIVE COMPENSATION
As mentioned above, recently enacted legislation requires that we include in this Proxy Statement a separate non-binding shareholder vote to advise on whether the Say-on-Pay vote should occur every one, two, or three years.
We would like your input on whether the advisory vote should occur every three years, every two years, or every year. Our Company asks that you support a frequency period of every three years (a triennial vote) for future non-binding shareholder votes on compensation of our Named Executives.
We believe that setting a three year period for holding this shareholder vote will provide a clear, simple means for our Company to obtain information on investor sentiment about our executive compensation philosophy. An advisory vote every three years will be the most effective timeframe for our Company to respond to shareholder feedback and provide our Company with sufficient time to engage with shareholders to understand and respond to the vote results. Our executive compensation programs are based on our long-term business strategy, which is more appropriately reflected with a three year timeframe.
For the reasons stated above, our Board of Directors recommends that you vote to hold an advisory vote on executive compensation every three years. Your vote, however, is not to approve or disapprove the Board’s recommendation. When voting on this agenda item, you have four choices: you may elect that we hold an advisory vote on executive compensation every year, every two years, every three years, or you may abstain from voting. IF NO CHOICE IS SPECIFIED, THE SHARES REPRESENTED BY YOUR PROXY WILL BE VOTED IN FAVOR OF MANAGEMENT’S RECOMMENDATION THAT THE VOTE BE CONDUCTED EVERY THIRD YEAR. As an advisory vote, the vote on this proposal is not binding upon us, and the Personnel and Compensation Committee and our Board of Directors may decide that it is in the best interest of our shareholders and our Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders. However, the Personnel and Compensation Committee and the Board will consider the outcome of the vote when making future decisions on executive compensation.
The Board of Directors recommends that you vote to hold an advisory vote on executive compensation every three years.

OWNERSHIP OF COMMON STOCK
The following table sets forth information as to each shareholder known to have been the beneficial owner of more than five percent (5%) of our outstanding shares of common stock as of December 31, 2010:

Name and Address of	Amount and Nature of		Percent
Beneficial Owner	Beneficial Ownership (1)		of Class (2)

Franklin Resources, Inc.	1,806,818	(3)	9.4%
One Franklin Parkway San Mateo, CA 94403

T. Rowe Price Associates, Inc.	1,527,000	(4)	7.9%
100 E. Pratt Street Baltimore, MD 21202

BlackRock, Inc.	1,489,148	(5)	7.7%
40 East 52nd Street New York, NY 10022

Dimensional Fund Advisors LP	1,215,229	(6)	6.3%
Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746

Heartland Advisors, Inc.	1,202,510	(7)	6.2%
789 North Water Street Milwaukee, WI 53202

(1)	Except as otherwise indicated by footnote, each named person has sole voting and investment power with respect to the shares indicated.

(2)	Shares outstanding for this calculation include 162,997 shares which are subject to options exercisable in 60 days, and 44,706 shares which are subject to issuance under our Director Retainer Stock Plan.

(3)	Franklin Resources, Inc., either directly or through affiliated companies, beneficially owned this number of shares, as noted on the Schedule 13G it filed with the SEC on February 8, 2011.

(4)	These securities are owned by various individuals and institutional investors for which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities (as noted on the Schedule 13G it filed with the SEC on February 11, 2011).

(5)	BlackRock, Inc., either directly or through affiliated companies, beneficially owned this number of shares, as noted on the Schedule 13G it filed with the SEC on February 9, 2011.

(6)	Dimensional Fund Advisors LP (“Dimensional”), an investment advisor, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (the “Funds”). All shares are owned by the Funds. Dimensional possesses investment and/or voting power over our Company’s securities and may be deemed to be the beneficial owner of the shares, as noted on the Schedule 13G it filed with the SEC on February 11, 2011. Dimensional expressly disclaims beneficial ownership of such securities.

(7)	Heartland Advisors, Inc., either directly or through affiliated companies, beneficially owned this number of shares, as noted on the Schedule 13G it filed with the SEC on February 10, 2011.
SECURITIES OWNERSHIP OF MANAGEMENT
The following table contains information with respect to ownership of our common stock by each director, nominees for election as director, each Named Executive in the tables under the caption “Executive Compensation,” and all executive officers and directors as a group. The information in this table was furnished by our officers, directors, and nominees for election of directors, and represents our understanding of circumstances in existence as of December 25, 2010.

Name of	Amount and Nature of		Percent
Beneficial Owner	Beneficial Ownership (1)		of Class (2)

Robert W. Lees	175,563	(3)	*
William G. Currie	164,268	(3)	*
Michael B. Glenn	146,174	(3)(4)	*
C. Scott Greene	89,715	(3)(4)	*
John W. Garside	54,008	(5)	*
Patrick M. Webster	51,109	(3)(4)	*
Michael R. Cole	41,855	(3)(4)	*
Louis A. Smith	38,481	(5)	*
Gary F. Goode	18,783	(5)	*
Dan M. Dutton	14,994	(5)	*
Mark A. Murray	13,662	(5)	*
William R. Payne	5,921	(5)	*
John M. Engler	4,630		*
Bruce A. Merino	1,111		*

All directors and executive officers as a group (19 persons)	1,061,753	(5)	5.4%

*	Less than one percent (1%).

(1)	Except as otherwise indicated by footnote, each named person has sole voting and investment power with respect to the shares indicated.

(2)	Shares outstanding for this calculation include 162,997 shares which are subject to options exercisable in 60 days, and 44,706 shares which are subject to issuance under our Director Retainer Stock Plan.

(3)	Includes shares which may be acquired by Messrs. Glenn, Cole, Webster, Greene, and Lees pursuant to options exercisable in 60 days in the amount of 12,500 shares, 12,000 shares, 2,403 shares, 15,711 shares, and 3,346 shares, respectively.

(4)	Includes shares subject to issuance under our deferred compensation plans for Messrs. Glenn, Cole, Webster, and Greene in the amount of 8,966 shares, 1,929 shares, 21,587 shares, 7,369 shares and 25,044 shares, respectively.

(5)	Includes shares held in our Director Retainer Stock Plan for Messrs. Dutton, Garside, Goode, Murray, Payne, and Smith who hold 4,195 shares, 10,728 shares, 14,053 shares, 8,632 shares, 3,291 shares, and 3,807 shares, respectively.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Compensation Philosophy and Objectives
Our executive compensation program has been designed to motivate, reward, attract, and retain the management deemed essential to ensure our Company’s success. We believe our employees are our most important asset. The program seeks to align executive compensation with Company objectives, business strategy, and financial performance. In applying these principles, we seek to:
•	Support an environment that rewards performance for achievement of Company goals;

•	Attract and retain key executives critical to the long-term success of our Company; and

•	Align the interests of executives with the long-term interests of shareholders through stock ownership initiatives and requirements.
We believe the compensation of our executives should reflect the performance of the business units in which they are involved. We further believe the performance of our executives in managing our Company, considered in light of general economic and specific Company, industry, and competitive conditions, should be the basis for determining their overall compensation.
What Our Compensation Program is Designed to Reward
Our compensation program is designed to reward overall financial performance and each person’s individual contribution to our Company. In measuring an individual’s contribution to our Company, the Personnel and Compensation Committee (the “Committee”) considers numerous factors, including the individual’s contribution to Company performance, individual performance relative to pre-established Company goals, and general economic conditions in the markets we serve. Stock price performance has not been a factor in determining annual compensation because we believe the price of our common stock is subject to a variety of factors outside our control.
Compensation Program Components
The Committee has responsibility for establishing, implementing, and monitoring adherence to our compensation philosophy and established programs. The Committee seeks to ensure that the total compensation paid to our executives is fair, reasonable, and competitive.
The principal components of our executive compensation consist of (a) base salary, (b) annual performance incentives (generally paid under our Performance Bonus Plan), and (c) long-term incentive compensation (generally payable in the form of equity-based compensation awards). Base salaries are set for our executive officers at the Committee’s January meeting. At this meeting, the Chief Executive Officer makes compensation recommendations to the Committee with respect to our executive officers. The Committee may accept or adjust such recommendations; it makes the sole determination of the compensation for our Chief Executive Officer.
Base Salaries. Historically, we have provided modest base salaries and have created opportunities for significant performance-based incentive compensation. The Committee has complete discretion in determining base salary amounts (including the grant and amount of any annual discretionary incentive payments or stock or option awards), regardless of whether corporate or individual performance goals are achieved.
The Committee may, but is not required to, use objective and subjective measures in exercising its discretion in setting base salaries. Although the Committee does not use the data to set salaries, the Committee has reviewed the compensation information of our peer group companies. Our current peer group companies are: BlueLinx Holdings Inc., Builders First Source, and Louisiana Pacific Corp.
The Committee also has access to publicly available compensation information from other publicly held companies to make informed decisions regarding pay and benefit practices, including base salaries. However, this information is not used to set salaries for our Named Executives. Surveys prepared by management are also used to periodically ensure that our Company is maintaining its labor market competitiveness. The Committee presently does not engage any consultant for executive and/or director compensation matters. Historically, our Company has utilized third-party data on compensation practices and base pay scales solely for purposes of clarifying that our Company’s base compensation is generally competitive. To date, the Committee has not used that information for purposes of either establishing base salaries or ultimately justifying the eventual establishment of base salaries.
The Committee approved salary increases to the Named Executives, identified in the Summary Compensation Table, as follows:

Named Executive	Effective Date	New Salary	% Increase
Michael B. Glenn	February 1, 2011	$607,000	2.2%
Michael R. Cole	February 1, 2011	$293,000	3.0%
Patrick M. Webster	February 1, 2011	$364,000	4.0%
C. Scott Greene	February 1, 2011	$345,000	1.5%
Robert W. Lees	February 1, 2011	$273,000	3.0%

Annual Incentive Compensation. Our Company’s Performance Bonus Plan provides for the contribution of a fixed percentage of pre-bonus operating profit to each of a number of bonus pools, based upon the pre-bonus Return on Investment (“ROI”) of each plant, region, and division (each of which is referred to as a “Business Unit”), as well as a separate Corporate Business Unit bonus pool. Combined, these bonus pools comprise our Company’s aggregate bonus awards.
ROI is determined based upon the Business Unit’s pre-bonus operating profit, less income taxes, divided by the average investment of the Business Unit. Average investment is defined as the average of inventory, plus accounts receivable, plus net property, plant and equipment, plus intangibles, less accounts payable.
At the beginning of each year, each participant is allocated a fixed percentage of the pool. If the Business Unit generates profits which result in a bonus pool, the participant receives the allocated percentage as a performance bonus. The dollar amount of that pool is based upon our Company’s aggregate ROI. As ROI increases, a higher percentage of pre-bonus operating profit is contributed to the pool.
For the Corporate Business Unit, the minimum contribution percentage of 3.5% of pre-bonus operating profit occurs at the lowest level of ROI, which is .01%. The maximum contribution percentage of 8.79% occurs at an ROI of 25.5% and higher. In general, for every hundred basis point improvement in ROI, our Company contributes an approximate, additional 26 basis points of pre-bonus operating profit to the Corporate Business Unit bonus pool. Three of our Named Executives participated in the Corporate Business Unit bonus pool in 2010.
For 2010, our Company achieved an overall ROI of 7.15%. This resulted in a contribution of $2,772,006 to the Corporate Business Unit bonus pool, which equaled 5.15% of pre-bonus operating profit. The performance bonus for each of the Named Executives (other than Messrs. Greene and Lees) was based upon our Company’s total ROI, while the performance bonus for Messrs. Greene and Lees was based upon the ROI of their respective Business Unit.
For example, Mr. Glenn’s bonus was determined by our Company’s ROI, as a whole. Based upon that performance, our Company contributed the calculated amount of pre-bonus operating profit to the Corporate Business Unit bonus pool. Mr. Glenn was eligible to receive 19% of the corporate Business Unit bonus pool for 2010. That percentage, multiplied by the amount of that bonus pool, yielded a bonus for Mr. Glenn of $526,681 for 2010.

The following table discloses and explains the determination of bonuses earned by the Named Executives under our Company’s Performance Bonus Plan for 2010.

			Percent of Pre-Bonus	Allocation of
			Operating Profit	Participation in
			Contributed to the	the Corporate
			Corporate Business	Business Unit	Performance
			Unit Bonus Pool	Bonus Pool	Bonus
Named Executive	ROI		(%)	(%)	($)
Michael B. Glenn			4.87	19%	$526,681
Michael R. Cole			4.87	6%	166,320
Patrick M. Webster			4.87	15%	415,801
C. Scott Greene		(1)	(1)	(1)	229,155
Robert W. Lees		(1)	(1)	(1)	265,659

(1)	For 2010, Messrs Greene and Lees did not participate in the corporate Business Unit bonus pool. Rather, the incentive compensation for each of them was based upon the ROI of their respective Business Unit.
Our Company has more than 80 bonus pools, one for each Business Unit, as well as the separate Corporate Business Unit pool.
The Committee has established a maximum cash performance bonus of 1.75 times base salary for the succeeding year.
In January 2011, the Committee increased the ROI threshold from 0% to 2.5% for 2011, and to 3.5% for 2012, for all non-site-built operations. Site-built operations will continue to have an ROI threshold of 0% for 2011 and 2012.
Chief Executive Officer. The Committee annually reviews and establishes our Chief Executive Officer’s base salary. Michael B. Glenn was named Chief Executive Officer of our Company on July 1, 2006. His salary is based on comparable compensation data, the Committee’s assessment of his past performance, and its expectation as to his future contributions in leading our Company. Mr. Glenn’s base salary fell in the lower quartile of the salaries of comparable executives in our peer group. The Committee has complete discretion in setting the base salary for Mr. Glenn (who does not have an employment agreement with our Company). For 2011, Mr. Glenn is eligible to receive 19% of the corporate Business Unit bonus pool.
Long-Term Stock Incentive Plan. In the past, we have provided long-term incentive compensation to our executive officers and key employees through stock options, grants of restricted shares, and other equity-based awards under the terms of our amended and restated Long Term Stock Incentive Plan (“LTSIP”). The Committee has complete discretion in determining eligibility for participation and the number of stock options and restricted stock, if any, to be granted to a participant. Due to the changes in accounting for stock options, the Committee decided not to grant broad-based stock options to salaried employees for 2008, 2009, or 2010.

For 2010, the long term incentive compensation element of our compensation program was paid in the form of conditional stock grants. Our Chief Executive Officer recommends to the Committee, for its approval, the amount of shares that are subject to each conditional stock award, based upon his subjective assessment as to the appropriate number of shares to be granted to employees. The awards to our Named Executives ranged from a high of 2,000 shares, granted to our Chief Executive Officer, to a low of 1,000 shares granted to certain of the other Named Executives. The relative amount of shares subject to each award is based upon the employee’s role in our Company, whereby more senior level executives receive a larger grant than subordinate levels. The conditional stock grants were issued into a deferred account (the Executive Stock Grant Program) which fully vests five years after the date of issue, or earlier upon death, disability, retirement, or change in control. When the grantee attains age 62, the grant automatically vests. The grantee may withdraw 50% of the shares after five years, and the remaining shares may not be issued until the grantee retires. If the grantee leaves our Company, other than due to death, disability, retirement, or change in control, prior to full vesting, the shares are forfeited.
We encourage and promote ownership of Company stock by our employees and directors. We have a Minimum Stock Ownership Policy that sets requirements for ownership of our common stock by our key employees and independent directors, as follows:

Title	Company Stock Ownership Requirement
Officers	$200,000
General Manager of Operations	$100,000
Operations Managers, Plant Managers, Sales Managers, Executive Managers, and Senior Managers	$50,000
Independent Directors	2,500 shares
To help our key employees (other than executive officers, who are not eligible to receive a loan once they become an executive officer) reach their minimum stock ownership requirement, we established an Executive Stock Purchase Assistance Plan under which key employees borrowed money from our Company to purchase stock with interest at the applicable federal rate. No shares will be issued under this Plan for 2011 or thereafter.
We have a Deferred Compensation Plan (the “DCP”) which allows key employees to defer a portion of their compensation. Under the DCP, if a key employee’s ownership of our common stock is not at the required level, any money the key employee defers must be used to purchase shares of our common stock. Such shares are purchased at a 15% discount from the then prevailing market price of our common stock. Each key employee receives a payout of his or her DCP account one year from the date they leave our Company, unless preceded by retirement or death, in which case the employee or his or her beneficiary will receive the distribution within 90 days.
We have an Employee Stock Purchase Plan (the “ESPP”) which allows our employees to make a payroll deduction or lump sum contribution, or both, for the purchase of our common stock. Shares of our common stock are purchased with the money in the employee’s account on the last stock trading day of the quarter, at a 15% discount from the then prevailing market price of our common stock. All eligible employees with at least one year of service may participate in the ESPP.
We have a Stock Gift Program under which eligible employees receive a modest amount of our common stock on specified service anniversaries with our Company.
Executive Retirement Plan. On October 14, 2010, the Committee approved an Executive Retirement Plan for officers with 20 years of service to the Company and 10 years of service as an officer. The Plan provides for a retirement benefit at age 62 or later of 150% of base salary paid over three years after retirement, death, or disability, plus the monthly cost of COBRA coverage.
Our policy is to pay all earned compensation regardless of whether it exceeds the One Million Dollar ($1,000,000.00) limitation on compensation deductions set forth in Section 162(m) of the Internal Revenue Code. To ensure the maximum tax deductibility for our Company, we received shareholder approval of our Performance Bonus Plan at our 1999 Annual Meeting of Shareholders.

Summary Compensation Table
The following table shows certain information regarding the compensation for our Chief Executive Officer, Chief Financial Officer, and our three other most highly compensated executive officers for each of our last three fiscal years (the “Named Executives”).

							Change in
						Non-	Pension
						Equity	Venue and
						Incentive	Nonqualified
						Plan	Deferred	All Other
				Stock		Compen-	Compen-	Compen-
Name and Principal		Salary		Awards	Option	sation	sation	sation
Position	Year	(1)	Bonus	(2)	Awards	(1)(3)	Earnings	(4)	Total
Michael B. Glenn,	2010	$590,601	$899	$67,980	0	$526,681	0	$41,684	$1,227,305
Chief Executive	2009	574,979	360	42,000	0	670,523	0	32,635	1,320,497
Officer	2008	533,044	1,340	11,152	0	103,000	0	36,460	684,996
Michael R. Cole,	2010	281,652	978	33,990	0	166,320	0	28,346	511,286
Chief Financial	2009	261,247	111	21,000	0	203,257	0	18,652	504,267
Officer	2008	237,531	291	11,152	0	50,000	0	20,846	319,820
Patrick M. Webster,	2010	347,704	978	50,985	0	415,801	0	37,349	852,817
President and Chief	2009	317,747	0	31,500	0	474,266	0	29,282	852,795
Operating Officer	2008	252,500	192	11,152	0	96,496	0	18,731	379,071
C. Scott Greene,	2010	333,809	563	33,990	0	229,155	0	18,537	616,054
President, UFP	2009	292,388	0	21,000	0	160,601	0	16,036	490,025
Eastern Division	2008	282,807	181	11,152	0	60,163	0	20,891	375,194
Robert W. Lees,	2010	262,704	478	33,990	0	265,659	0	16,099	578,930
President, UFP	2009	239,055	59	15,750	0	132,870	0	11,512	399,246
Atlantic Division	2008	231,391	145	11,152	0	108,961	0	13,143	364,792

(1)	Includes amounts deferred by the Named Executives under our 401(k) Plan and DCP.

(2)	The 2010 amounts include 2,000 shares granted to Mr. Glenn, 1,500 shares granted to Mr. Webster, and 1,000 shares granted to Messrs. Cole, Greene, and Lees on February 1, 2010. The 2009 amounts include 2,000 shares granted to Mr. Glenn, 1,500 shares granted to Mr. Webster, 1,000 shares granted to Messrs. Cole and Greene, and 750 shares granted to Mr. Lees on February 1, 2009. The 2008 amount includes 400 shares granted to each Named Executive pursuant to a conditional stock grant to all salaried employees on February 8, 2008. The amount set forth in this column represents the aggregate fair value of the awards as of the grant date, computed in accordance with FASB ASC Topic 718, “Compensation-Stock Compensation.” The assumptions used in calculating these amounts are set forth in Note J in our Company’s consolidated financial statements for the year-ended December 25, 2010.

(3)	Represents annual bonus payments under performance-based bonus plans tied to our operating profit and ROI, which cover substantially all salaried employees. The amounts in this column reflect the bonus earned for that year but paid in the subsequent year. The 2010 amount includes a deferral under the Deferred Compensation Plan (“DCP”) in the amount of $100,000 for Mr. Webster. The 2009 amount includes a deferral under the DCP in the amount of $100,000 for Mr. Webster and a deferral in the amount of $33,217 for Mr. Lees. The 2008 amount includes a deferral under our DCP in the amount of $100,000 for Mr. Webster. Under the DCP, a participant’s deferral is used to purchase Company stock unless the participant exceeds our Company’s stock ownership requirement. These shares must be held by the Named Executive until his employment is terminated.

(4)	The amounts in this column represent Company contributions to our Profit Sharing and 401(k) Plan for 2010 in the amount of $3,675 for Messrs. Glenn, Cole, Webster, Cole, and Greene, and $3,250 for Mr. Lees. Subject to certain requirements, including age and service requirements, all of our employees are eligible to participate in our Profit Sharing and 401(k) Plan.

Also included in this column is personal use of corporate aircraft for 2010 in the amount of $15,931 for Mr. Glenn and $9,496 for Mr. Webster. We permit limited personal use of corporate aircraft by the Named Executives, and personal use of our aircraft requires approval by our Chief Executive Officer. We calculate the incremental cost to our Company for personal use of our aircraft based on the cost of fuel and oil per hour of flight; trip-related inspections, repairs and maintenance; landing, parking and hangar fees; supplies; and other variable costs. Since our aircraft is used primarily for business travel, we do not include the fixed costs that do not change based on personal usage, such as pilots’ salaries, the purchase or leasing costs of our aircraft, and the cost of maintenance not related to specific trips.
The amount in this column also includes the following fringe benefits, none of which exceeded the greater of $25,000 or 10% of the Named Executive’s aggregate fringe benefits: automobile allowance, automobile insurance, gasoline, phone, Internet access, use of Company-owned property, clothing allowance, life insurance premiums, professional fees, an executive medical benefit, costs incurred at a Company meeting for the spouse of the Named Executive, and taxes paid on behalf of the Named Executive. Included in this amount for Mr. Webster for 2009 is $9,948 related to his relocation to Grand Rapids, MI.
Narrative Disclosure of Perquisites and Benefits
We provide benefit programs to executive officers and other employees. The following table generally identifies such benefit plans and those employees who may be eligible to participate:

			Full-Time	Full-time
	Executive	Certain	Exempt	Non-Exempt
Benefit Plan	Officers	Managers	Employees	Employees
401(k) Plan	✓	✓	✓	✓
Medical/Dental/Vision Plans	✓	✓	✓	✓
Life and Disability Insurance	✓	✓	✓	✓
Employee Stock Purchase Plan	✓	✓	✓	✓
ROI Bonus Plan	✓	✓	✓	Not Offered
Hourly Performance Bonus	Not Offered	Not Offered	Not Offered	✓
Equity Incentive Plans	✓	✓	✓	✓
Change in Control and Severance Plan	✓	✓	Not Offered	Not Offered
Deferred Compensation Plan	✓	✓	Not Offered	Not Offered
Supplemental Early Retirement Plan	Not Offered	Not Offered	Not Offered	Not Offered
Executive Retirement Plan	✓	Not Offered	Not Offered	Not Offered
Defined Benefit Pension Plan	Not Offered	Not Offered	Not Offered	Not Offered
We believe perquisites for executive officers should be limited in scope and value. As a result, we have historically provided nominal perquisites. The following table generally illustrates the perquisites we do and do not provide, and identifies those employees who may be eligible to receive them.

Type of Perquisites	Executive Officers	Certain Managers	Employees Full-Time
Employee Discount	✓	✓	✓
Financial Planning Allowance (1)	✓	✓	Not Offered
Automobile Allowance	✓	✓	Not Offered (2)
Country Club Memberships	Not Offered	Not Offered	Not Offered
Personal Use of Company Aircraft	Only with CEO Approval	Only with CEO Approval	Not Offered
Security Services	Not Offered	Not Offered	Not Offered
Dwellings for Personal Use (3)	Not Offered	Not Offered	Not Offered

(1)	We provide our officers with a limited financial planning allowance via taxable reimbursement for financial planning services.

(2)	Certain sales and management personnel receive an automobile allowance. Other employees receive reimbursement, in accordance with the Internal Revenue Code, of various costs incurred in connection with the utilization of their personal vehicles in connection with business travel.

(3)	We do not provide dwellings for personal use except for temporary job relocation housing.
Grants of Plan-Based Awards
The following table reflects the grant of plan-based awards in fiscal 2010 to the Named Executives, and sets forth information on possible payouts to the Named Executives under our Performance Bonus Plan for fiscal 2010.

									Grant
						All Other	All Other		Date
		Estimated Future				Stock	Option		Fair
		Payouts Under Non-				Awards:	Awards:	Exercise	Value of
		Equity Incentive Plan		Estimated Future		Number	Number of	or Base	Stock
		Awards		Payouts Under Equity		of	Securities	Price of	and
		(1)		Incentive Plan Awards		Shares of Stock	Underlying	Option	Option
	Grant	Threshold	Maximum	Threshold		or Units	Options	Awards	Awards
Name	Date	($)	(2) ($)	(#)	Maximum (#)	(#)	(#)	($/Sh)	($)
Michael B. Glenn	02/01/10	0	$1,062,329	0	0	2,000	0	0	$67,980
Michael R. Cole	02/01/10	0	513,937	0	0	1,000	0	0	33,990
Patrick M. Webster	02/01/10	0	637,312	0	0	1,500	0	0	50,985
C. Scott Greene	02/10/10	0	604,062	0	0	1,000	0	0	33,990
Robert W. Lees	02/10/10	0	477,794	0	0	1,000	0	0	33,990

(1)	The amounts reported in these columns are not actual awards; rather, they represent the maximum awards that could have been earned by each Named Executive for fiscal 2010 under our Performance Bonus Plan. The actual amount earned by each Named Executive under this plan for fiscal 2010 is reported in the Summary Compensation Table. Amounts earned under this plan are required to be paid within 75 days after our fiscal year-end. For details regarding how awards are determined under the plan, see the “Compensation Discussion and Analysis” section of this Proxy Statement.

(2)	This amount is 1.75 times base salary for the succeeding year.

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth information concerning equity awards held by the Named Executives as of December 25, 2010:

							Stock Awards
									Equity
									Incentive	Equity
									Plan	Incentive
									Awards :	Plan Awards:
									Number of	Market or
							Number	Market	Unearned	Payout Value
			Option Awards				of Shares	Value of	Shares,	of Unearned
			Number of	Number of			or Units	Shares or	Units or	Shares, Units
			Securities	Securities			of Stock	Units of	Other	or Other
			Underlying	Underlying			That	Stock That	Rights	Rights That
			Unexercised	Unexercised	Option	Option	Have	Have Not	That Have	Have Not
		Vesting	Options	Options	Exercise	Expiration	Not	Vested	Not	Vested
Name	Grant Date	Date	Exercisable	Unexercisable	Price	Date	Vested	(1)	Vested	(1)
Michael B. Glenn	02/08/08	02/15/11							400	$15,184
	02/01/09	02/01/14					2,000	$75,920
	02/01/10	02/01/15					2,000	75,920
	04/17/02	04/17/11	0	12,500	$24.46	04/17/12
	04/17/02	04/17/14	0	12,500	24.46	04/17/15
	03/01/03	03/01/09	12,500	0	17.10	03/01/13
	03/01/03	03/01/12	0	12,500	17.10	03/01/13
	03/01/03	03/01/15	0	12,500	17.10	03/01/16
Michael R. Cole	02/08/08	02/15/11							400	15,184
	02/01/09	02/01/14					1,000	37,960
	02/01/10	02/01/15					1,000	37,960
	08/01/04	08/01/06	4,000	0	30.64	08/01/14
	01/01/00	04/01/12	0	5,000	22.88	04/01/13
	01/01/00	04/01/15	0	5,000	26.49	04/01/16
	08/01/04	08/01/08	4,000	0	30.64	08/01/14
	08/01/04	08/01/10	4,000	0	30.64	08/01/14
	08/01/04	08/01/12	0	4,000	30.64	08/01/14
	08/01/04	08/01/14	0	4,000	30.64	08/01/15
Patrick M. Webster	02/08/08	02/15/11							400	15,184
	02/01/09	02/01/14					1,500	56,940
	02/01/10	02/01/15					1,500	56,940
	01/01/98	04/01/13	0	5,000	24.46	04/30/13
	01/31/02	01/31/05	2,403	0	21.84	01/31/12
C. Scott Greene	02/08/08	02/15/11							400	15,184
	02/01/09	02/01/14					1,000	37,960
	02/01/10	02/01/15					1,000	37,960
	01/31/02	01/31/05	3,711	0	21.84	01/31/12
	08/01/04	08/01/06	4,000	0	30.64	08/01/14
	08/01/04	08/01/08	4,000	0	30.64	08/01/14
	08/01/04	08/01/10	4,000	0	30.64	08/01/14
	01/01/99	04/01/11	0	5,000	31.11	04/01/12
	08/01/04	08/01/12	0	4,000	30.64	08/01/14
	01/01/99	04/01/14	0	5,000	36.01	04/01/15
	08/01/04	08/01/14	0	4,000	30.64	08/01/15
Robert W. Lees	02/08/08	02/15/11							400	15,184
	02/01/09	02/01/14					1,000	37,960
	02/01/10	02/01/15					1,000	37,960
	01/31/02	01/31/05	3,346	0	21.84	01/31/12

(1)	The market value of the shares in these columns is based upon the closing price of our common stock as of December 25, 2010.

Option Exercises and Stock Vested
The following table provides information on the number and value of options exercised and stock grants vested in 2010 by the Named Executives.

	Option Awards		Stock Awards
		Value
	Number of Shares	Realized on	Number of Shares
	Acquired on	Exercise	Acquired on	Value Realized
Name	Exercise	(1)	Vesting	on Vesting
Michael B. Glenn	0	0	0	0
Michael R. Cole	0	0	0	0
Patrick M. Webster	8,120	$184,811	0	0
C. Scott Greene	2,133	35,994	0	0
Robert W. Lees	2,890	61,212	0	0

(1)	Represents the difference between the exercise price and the fair market value of the common stock on the date of exercise.
Non-Qualified Deferred Compensation
The following table provides certain information relating to each deferred compensation plan that provides for the deferral of compensation on a basis that is not tax qualified. The aggregate balance amounts are based entirely on employee deferrals and earnings on these deferrals.

	Executive		Aggregate	Aggregate	Aggregate
	Contributions	Company	Earnings in	Withdrawals /	Balance at
	in 2010	Contributions	2010	Distributions in	December 25,
Names	(1)	in 2010	(2)	2010	2010
Michael B. Glenn	0	0	$34,977	0	$731,509 (3)
Michael R. Cole	0	0	317	0	73,225
Patrick M. Webster	$109,240 (4)	0	16,456	0	928,959
C. Scott Greene	0	0	4,135	0	950,693
Robert W. Lees	43,217 (4)	0	122,689	0	992,387 (3)

(1)	Each of the amounts reported in this column are also reported as non-equity incentive plan compensation or salary in the Summary Compensation Table.

(2)	Amounts shown are credited to the Named Executive’s deferred compensation account(s). The amounts reflect the earnings on various investments in the account(s), including investments in our common stock.

(3)	Amounts deferred by Messrs. Glenn and Lees for a 1985 deferral plan were used to purchase a life insurance policy to fund the benefit. The amount in this column includes cash surrender values for Messrs. Glenn and Lees of $384,966 and $193,768, respectively, for the 1985 deferral plan.

(4)	Includes deferrals under our Deferred Compensation Plan from the annual bonus earned for 2009 and monthly salary for 2010 for Mr. Webster of $100,000 and $9,240, respectively, and for Mr. Lees of $33,217 and $10,000, respectively.
Our Deferred Compensation Plan allows key employees to defer a portion of their incentive bonus and base salary. The maximum amount a Named Executive can defer is $100,000 from incentive compensation and $10,000 from base salary, per year. As described in the Compensation Discussion and Analysis, amounts deferred must be invested in our common stock until certain ownership requirements are met. Payouts occur as provided at the time of employee deferral, or if not specified by the employee, upon separation from employment.
Other Potential Post-Employment Compensation
Severance Agreements
Mr. Currie retired from our Company on July 21, 2009. Under the terms of his Consulting and Non-Compete Agreement with our Company, we agreed to pay Mr. Currie $117,763 per month for his services to our Company during the three-year period that expires July 21, 2012. This amount is based upon the average of Mr. Currie’s salary and bonus during the five-year period of 2004 through 2008. He also receives a stipend for the purchase of health insurance during the contract term.
On October 14, 2010, the Committee approved an Executive Retirement Plan for officers with 20 years of service to the Company and 10 years of service as an officer. The Plan provides for a retirement benefit at age 62 or later of 150% of base salary paid over three years after retirement, death, or disability, together with a stipend toward the purchase of health insurance during the three year period.

Potential Payments upon Termination, Death, Disability, Retirement, or Change in Control
The following table quantifies the incremental amounts that would have been vested and become payable on December 25, 2010 to each Named Executive in the event of death, permanent disability, retirement, or change in control.

					Change in
				Retirement	Control
	Benefit	Death	Disability	(1)	(2)
Michael B. Glenn (3)	Cash Severance (4)	$890,966	$890,966	$890,966	$1,781,931
	Equity: (5)
	- Restricted Stock	167,024	167,024	167,024	167,024
	- Unexercisable Options	0	0	0	859,000
	Health and Welfare	21,643	21,643	21,643	21,643
	TOTAL:	1,938,632	1,938,632	1,938,632	2,829,598
Michael R. Cole	Cash Severance (4)	7,492	7,492	0	285,179
	Equity: (5)
	- Restricted Stock	91,104	91,104	91,104	91,104
	- Unexercisable Options	0	0	0	191,310
	Health and Welfare	21,643	21,643	21,643	21,643
	TOTAL:	311,549	311,549	304,057	589,236
Patrick M. Webster	Cash Severance (4)	525,269	525,269	525,269	700,358
	Equity: (5)
	- Restricted Stock	129,064	129,064	129,064	129,064
	- Unexercisable Options	0	0	0	67,500
	Health and Welfare	21,643	21,643	21,643	21,643
	TOTAL:	743,475	743,475	743,475	918,565
C. Scott Greene	Cash Severance (4)	25,630	25,630	0	680,358
	Equity: (5)
	- Restricted Stock	91,104	91,104	91,104	91,104
	- Unexercisable Options	0	0	0	102,560
	Health and Welfare	21,643	21,643	21,643	21,643
	TOTAL:	240,937	240,937	215,307	895,665
Robert W. Lees	Cash Severance (4)	397,769	397,769	397,769	530,358
	Equity: (5)
	- Restricted Stock	91,104	91,104	91,104	91,104
	- Unexercisable Options	0	0	0	0
	Health and Welfare	21,643	21,643	21,643	21,643
	TOTAL:	510,515	510,515	510,515	643,105

(1)	Accounts of the Named Executives in deferred compensation plans and 401(k) plans are not included.

(2)	Our Company has a change in control policy which provides payments to certain executives who would likely be subject to job loss or significant change in job duties upon a change in control. Mr. Glenn would have received three years of salary, Messrs. Webster, Greene, and Lees would have received two years of salary, and Mr. Cole would have received one year of salary.

(3)	In accordance with our Company’s practice, Mr. Glenn and the Committee will determine an appropriate severance package commensurate with his service to the Company at an appropriate time. Amounts listed for Mr. Glenn are based on the Executive Retirement Plan format.

(4)	None of our Named Executives has an employment agreement with our Company. In lieu of severance, our Board has approved an Executive Retirement Plan for officers who have been employed by our Company for 20 years and officers for 10 years. Upon death, permanent disability, or retirement at age 62 or later, Named Executives will receive three annual cash payments, with each payment equal to one-half the base salary for the period prior to the separation, plus payments for COBRA coverage or its equivalent for 36 months. The payments for COBRA are listed in the Health and Welfare line in the table. Messrs. Cole and Greene have not yet met the service requirements of the policy. The Committee retains discretion to award severance to an officer with 20 years of service and 10 years as an officer who does not meet the age requirements for retirement.

(5)	Stock awards and stock options which are already vested are not included in the table. Earned but unpaid cash bonuses are not included in the table. Unexercisable stock options are shown at the market value on December 25, 2010, less the exercise price.
Director Compensation
The following table sets forth certain information regarding the compensation earned by or awarded to each independent director who served on our Board in 2010.

	Fees Earned
	or Paid in	Stock	Non-Equity	All Other
	Cash	Awards	Incentive Plan	Compensation
Names	(1)	(2)	Compensation	(3)	Total
William G. Currie	0	0	0	$1,514,944	$1,514,944
Dan M. Dutton (4)(5)	$89,375	$47,586	0	0	136,961
John M. Engler	$60,000	47,586	0	0	107,586
John W. Garside (5)	69,300	47,586	0	0	116,886
Gary F. Goode (6)	88,000	47,586	0	0	135,586
Bruce A. Merino	59,000	37,389	0	0	96,389
Mark A. Murray (5)	72,325	47,586	0	0	119,911
William R. Payne	64,900	47,586	0	0	112,486
Louis A. Smith	69,300	47,586	0	0	116,886

(1)	Each independent director receives a $50,000 annual retainer fee, $1,000 for attendance at each regular and special meeting of the Board, and $1,000 for each committee meeting they attend. Each independent director may participate in the Director Retainer Stock Plan (the “DRSP”). The DRSP provides that the director may elect to receive Company stock, on a deferred basis, at a rate of 110% of their deferred director fees, in lieu of cash compensation for the director’s retainer and meeting fees. The fees listed for Messrs. Dutton, Garside, Goode, Murray, Payne, and Smith, who participate in the DRSP, are stated at 110% of the cash value actually earned. They were allocated shares of Company stock, in lieu of cash fees, in the following respective amounts during 2010: 2,681 shares, 2,176 shares, 2,753 shares, 2,230 shares, 1,956 shares, and 2,083 shares.

(2)	Each independent director receives 1,000 shares per year, plus 100 shares of common stock for each Board meeting they attend, up to a maximum of 400 shares per year. Messrs. Dutton, Engler, Garside, Goode, Murray, Payne, and Smith each received 400 shares on February 1, 2010, and Mr. Merino received 100 shares. The amount set forth in this column represents the aggregate fair value of the awards as of the grant date, computed in accordance with FASB ASC Topic 718, “Compensation-Stock Compensation.” The assumptions used in calculating these amounts are set forth in Note J in our Company’s consolidated financial statements for the year-ended December 25, 2010.

(3)	Mr. Currie received $1,413,157 pursuant to his consulting and non-compete agreement, $101,787 as a payout on a deferred compensation plan from amounts deferred in prior years.

(4)	Mr. Dutton is Lead Director and receives an additional $20,000 per year for serving in that capacity.

(5)	The Chairman of the Nominating and Corporate Governance Committee receives an additional $5,000 per year for serving in that capacity. Mr. Dutton served as Chairman of that Committee for the January 2010 meeting, and Mr. Murray served as Chairman for the remainder of the year. Mr. Garside served as Chairman of the Personnel and Compensation Committee for 2010, and received an additional $5,000 per year for serving in that capacity.

(6)	Mr. Goode is Chairman of the Audit Committee and receives an additional $20,000 per year for serving in that capacity.
Each director is also entitled to reimbursement for his or her reasonable out-of-pocket expenses incurred in connection with travel to and from, and attendance at, meetings of our Board or its committees and related activities, including director education courses and materials. Each director is required to own a minimum of 2,500 shares of our Company stock within two years of joining our Board.
Equity Compensation Plan Information
As discussed above, we maintain certain equity compensation plans under which shares of our common stock are authorized for issuance to employees and directors in exchange for services. The following sets forth certain information regarding our equity compensation plans as of December 25, 2010.

	Number of		Number of shares
	shares to be	Weighted	remaining available for
	issued upon	average	future issuance under
	exercise of	exercise price	equity compensation plans
	outstanding	of outstanding	[excluding shares reflected
	options	options	in column (a)] (1)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	359,997	$24.04	2,706,160
Equity compensation plans not approved by security holders	none

(1)	The number of shares remaining available for future issuance under equity compensation plans, excluding options, warrants, or similar rights, as of December 25, 2010, is as follows: 165,383 shares for our Employee Stock Purchase Plan, 58,501 shares for our Directors Retainer Stock Plan, and 2,501 shares for our Stock Gift Program. In addition, the remaining 2,479,775 shares available for future issuance under our Long-Term Stock Incentive Plan, may be made in the form of options as well as stock appreciation rights, restricted stock, performance shares, or other stock-based awards.

PERSONNEL AND COMPENSATION COMMITTEE REPORT
The primary purpose of the Personnel and Compensation Committee of our Board of Directors is to assist the Board in discharging its responsibilities related to the compensation of our Company’s executives. The Committee’s responsibilities are more fully described in its Charter, which is available on our website.
At the meeting of the Personnel and Compensation Committee on January 20, 2011, the Committee reviewed and generally discussed our Compensation Discussion and Analysis. By written consent dated February 23, 2011, the Committee approved the Compensation Discussion and Analysis which is included in our Proxy Statement relative to our 2011 Annual Meeting of Shareholders.
Bruce A. Merino, Chairman
John M. Engler
John W. Garside
William R. Payne
Louis A. Smith
AUDIT COMMITTEE REPORT
On February 21, 2011, the Audit Committee submitted to the Board of Directors the following report:
The Committee has reviewed and discussed with management and E&Y our Company’s audited financial statements as of and for the year ended December 25, 2010.
The Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended and adopted, by the Public Company Accounting Oversight Board.
The Committee has received from E&Y the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding E&Y’s communications with the Audit Committee concerning independence, and has discussed with E&Y their independence.
Based on the reviews and discussions referred to above, the Committee recommends to the Board of Directors that the financial statements referred to above be included in our Company’s Annual Report on Form 10-K for the year ended December 25, 2010.
Gary M. Goode, Chairman
Dan M. Dutton
Mark A. Murray
Louis A. Smith

The reports of the Audit Committee and the Personnel and Compensation Committee shall not be deemed to be soliciting material filed or by reference in any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires directors, executive officers, and greater than 10% beneficial owners to file reports of ownership and changes in ownership of shares of common stock with the Securities and Exchange Commission, and applicable regulations require them to furnish us with copies of all Section 16(a) reports they file. Based solely upon review of the copies of such reports furnished to us, or written representations that no such reports were required, all Section 16(a) filing requirements applicable to the reporting persons were complied with except for Mr. Currie who filed two late reports and Messrs. Cole and Webster who each filed one late report.
RELATED PARTY TRANSACTIONS
The Audit Committee has responsibility to review, approve, or ratify related party transactions involving directors, executive officers, and their respective affiliates and immediate family members. As a general practice, our Board has required the related party, if a Board member, to recuse himself or herself from the meeting, and the Board considers the proposed transaction on the basis of what is fair to our Company and is in the best interest of our shareholders. Our Company had no reportable related party transactions during 2010.
AVAILABILITY OF FORM 10-K
Shares of our common stock are traded under the symbol UFPI on The Nasdaq Stock Market. Our Form 10-K filed with the Securities and Exchange Commission will be provided free of charge to any shareholder upon written request. Significant financial information is available on our website at http://www.ufpi.com. For more information, contact our Investor Relations Department at 2801 East Beltline NE, Grand Rapids, MI 49525.
SHAREHOLDER PROPOSALS
Shareholders who intend to submit a proposal for inclusion in our proxy materials for our 2012 Annual Meeting of Shareholders may do so by following the procedures described in SEC Rule 14a-8. To be eligible for inclusion, shareholder proposals must be received by our Secretary no later than November 12, 2011. Proposals of shareholders should be addressed to the attention of Secretary, 2801 East Beltline NE, Grand Rapids, MI 49525. In addition, under our Bylaws, no business may be brought before an annual meeting unless it is specified in a notice of the meeting or is otherwise brought before the meeting by or at the direction of the Board or by a shareholder who has delivered written notice to our Secretary (containing certain information specified in the Bylaws about the shareholder and the proposed action), not less than 30 days prior to the date of the originally scheduled meeting. This requirement is separate from and in addition to the Securities and Exchange Commission’s requirements that a shareholder must meet in order to have a shareholder proposal included in our proxy materials. For any proposal that is not submitted for inclusion in next year’s Proxy Statement, but is instead sought to be presented directly at the 2012 Annual Shareholder meeting, the SEC rules permit management to vote proxies at its discretion if we (i) receive notice of the proposal before the close of business on January 15, 2012, and advise shareholders in the 2012 Proxy Statement about the nature of the matter and how management intends to vote on such matter, or (ii) do not receive a notice of the proposal prior to the close of business on January 15, 2012.
HOUSEHOLDING OF PROXY MATERIALS
Only one annual report and proxy statement are sent to multiple shareholders sharing a single address, unless we have received instructions to the contrary from one or more of such shareholders. If you prefer to receive individual copies of the proxy materials, send your request in writing to the attention of Investor Relations, 2801 East Beltline NE, Grand Rapids, MI 49525, or call 800-598-9663.
March 2, 2011

By Order of the Board of Directors,

Matthew J. Missad, Secretary

UNIVERSAL FOREST PRODUCTS, INC.
ATTN: MATTHEW MISSAD
2801 EAST BELTLINE AVE, NE
GRAND RAPIDS, MI 49525
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ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
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VOTE IN PERSON
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TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M29963-P07479	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

UNIVERSAL FOREST PRODUCTS, INC.	For	Withhold	For All	To withhold authority to vote for any individual
The Board of Directors recommends you vote FOR the following:	All	All	Except	nominee(s), mark “For All Except” and write the
number(s) of the nominee(s) on the line below.

1. Election of Directors	☐	☐	☐

Nominees:
01)	John W. Garside
02)	Gary F. Goode
03)	Mark A. Murray

The Board of Directors recommends you vote FOR the following proposals:			For	Against	Abstain

2.	Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2011.		☐	☐	☐

3.	To approve executive compensation. (This is an advisory vote.)		☐	☐	☐

The Board of Directors recommends you vote 3 years on the following proposal:		1 Year	2 Years	3 Years	Abstain

4.	To recommend the frequency of shareholder votes on executive compensation. (This is an advisory vote.)	☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M29964-P07479
UNIVERSAL FOREST PRODUCTS, INC.
Annual Meeting of Shareholders
April 13, 2011 8:30 AM
This proxy is solicited by the Board of Directors
The undersigned hereby appoints William G. Currie and Matthew J. Missad as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of Common Stock of Universal Forest Products, Inc. held of record by the undersigned on February 15, 2011 at the Annual Meeting of Shareholders to be held April 13, 2011, and at any adjournment thereof.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. The shares represented by this proxy will be voted in the discretion of the proxies on any other matters that may come before the meeting.
Continued and to be signed on reverse side

*** Exercise Your Right to Vote ***
Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to Be Held on April 13, 2011.

UNIVERSAL FOREST PRODUCTS, INC.
UNIVERSAL FOREST PRODUCTS, INC.
ATTN: MATTHEW MISSAD
2801 EAST BELTLINE AVE, NE
GRAND RAPIDS, MI 49525

Meeting Information
Meeting Type:     Annual Meeting
For holders as of:   February 15, 2011
Date:   April 13, 2011   Time:   8:30 AM

Location:	Universal Forest Products, Inc Technology and Training Bldg. 2880 East Beltline Lane NE Grand Rapids, MI 49525
You are receiving this communication because you hold shares in the above named company.
This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).
We encourage you to access and review all of the important information contained in the proxy materials before voting.
See the reverse side of this notice to obtain proxy materials and voting instructions.

—  Before You Vote  —
How to Access the Proxy Materials
Proxy Materials Available to VIEW or RECEIVE:
NOTICE AND PROXY STATEMENT         ANNUAL REPORT
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Requests, instructions and other inquiries sent to this e -mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 1, 2011 to facilitate timely delivery.
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Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Voting Items

The Board of Directors recommends you
vote FOR the following:

1.	Election of Directors

Nominees:

	01)	John W. Garside

	02)	Gary F. Goode

	03)	Mark A. Murray

The Board of Directors recommends you vote FOR the following proposals:

2.	Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2011.

3.	To approve executive compensation. (This is an advisory vote.)

The Board of Directors recommends you vote 3 years on the following proposal:

4.	To recommend the frequency of shareholder votes on executive compensation. (This is an advisory vote.)

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.